Exhibit 99.1

NEWS FROM	Precision Castparts Corp.

4650 S. W. Macadam Ave.	CONTACT:	Dwight Weber
Suite 400		(503) 417-4855
Portland, OR 97239
Telephone (503) 417-4800	Web Site:	http://www.precast.com

PRECISION CASTPARTS CORP. CONTINUES ITS POSITIVE PERFORMANCE

IN THE THIRD QUARTER OF FISCAL 2008

PORTLAND, Oregon – January 22, 2008 – Propelled by strong end market dynamics, Precision Castparts Corp. (NYSE: PCP) reported solid sales and earnings in the third quarter of fiscal 2008.

Third Quarter Fiscal 2008 Highlights

Sales for Precision Castparts Corp. (PCC) totaled $1,696.6 million in the third quarter of fiscal 2008, a 22.7 percent increase over sales of $1,382.6 million last year. Stronger throughput during the third quarter of fiscal 2008 was affected by lower nickel prices, which impacted sales by approximately $55 million, primarily in the Forged Products segment, versus the second quarter of fiscal 2008.

Third quarter consolidated segment operating income grew 51.7 percent year over year, reaching $373.5 million, or 22.0 percent of sales compared to $246.2 million, or 17.8 percent of sales in the same period a year ago. Net income from continuing operations was $242.2 million, or $1.73 per share (diluted, based on 140.4 million shares outstanding), for the third quarter of fiscal 2008, versus net income from continuing operations of $157.9 million, or $1.14 per share (diluted, based on 138.1 million shares outstanding), in the third quarter of last year.

Results for the third quarter of fiscal 2008 included GSC and Cherry Aerospace, acquired in the fourth quarter of fiscal 2007, McWilliams Forge, acquired in the first quarter of fiscal 2008, and Caledonian Alloys, acquired in the second quarter of fiscal 2008. In addition, subsequent to quarter end, PCC divested of a small company that was originally part of the Special Metals acquisition. Its results were reclassified to discontinued operations in the third quarter.

Investment Cast Products. Investment Cast Products grew segment sales to $540.9 million in the third quarter of fiscal 2008, a year-over-year increase of 24.0 percent over last year’s sales of $436.2 million. Operating income increased by 36.8 percent over the same period, jumping to $131.6 million, or 24.3 percent of sales this year, compared to operating income of $96.2 million, or 22.1 percent of sales last year’s third quarter. Included in the segment’s third quarter sales was contractual material pass-through pricing of approximately $22 million, versus approximately $13 million a year ago. Strong aerospace market dynamics, both OEM and aftermarket, are driving this segment’s top- and bottom-line, and industrial gas turbine (IGT) demand continues to accelerate. The Deer Creek IGT facility in Portland, Oregon, is being expanded to handle the aggressive production schedules going forward, and a new IGT plant in Painesville, Ohio, currently under construction, should open in early calendar 2009. During the quarter, Greenville Metals, a metal processing operation, became part of the Forged Products segment to take advantage of synergies with Caledonian Alloys. Its historical results have been reclassified accordingly.

Forged Products. Forged Products’ sales increased by 21.2 percent year over year, with total sales of $771.8 million in the quarter, versus sales of $636.6 million in the third quarter of fiscal 2007. Over the same period, the segment’s operating income improved by 53.3 percent, growing to $169.2 million, or 21.9 percent of sales this quarter from $110.4 million of operating income, or 17.3 percent of sales, a year ago. Contractual material pass-through pricing in the segment’s third quarter sales was $91 million, compared to $53 million last year. Aerospace strength helped to buoy this segment’s growth, along with continued upside in the seamless pipe business, where the backlog now exceeds $600 million. Year-over-year non-aerospace shipments also increased to oil and gas, chemical processing, pollution control, and other markets. Capacity expansion projects have affected some manufacturing output within the Special Metals large mills. However, backlog and demand remain strong.

Fastener Products. Fastener Products’ sales of $383.9 million in the third quarter of fiscal 2008 were 23.9 percent higher than sales of $309.8 million in the same period last year. Year-over-year operating income increased by 49.5 percent, with the segment realizing operating income of $98.2 million, or 25.6 percent of sales, during the quarter, compared to operating income of $65.7 million, or 21.2 percent of sales, in last year’s third quarter. Including Cherry Aerospace, the segment’s aerospace fastener sales grew approximately 40 percent year-over-year. Fastener Products is seizing additional opportunities on every front: increased volumes, share gains, and qualification of new part families. This growth is somewhat mitigated by a general weakness in the segment’s automotive and general industrial markets.

“With fewer manufacturing days, the third quarter is always a challenge, and our operations stepped up and met that challenge head on,” said Mark Donegan, PCC’s chairman and chief executive officer. “Right now, we are facing very high levels of demand in all of our major end markets. The necessary capital equipment has been installed – and continues to be installed – to support future demand. However, more than ever, we have to exercise that daily discipline, that constant focus on improved performance throughout our operations in order to meet customer commitments and deliver ever-improving results to our shareholders.”

The third quarter debt balance was $646.7 million, and cash was $176.5 million. PCC’s debt to total capitalization now stands at 15.0 percent.

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power generation, automotive, and general industrial and other markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines. The Company is also a leading producer of highly engineered, critical fasteners for aerospace, automotive, and other markets and supplies metal alloys and other materials to the casting and forging industry.

###

Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, automotive, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the availability and cost of materials, energy, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement. Any forward- looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

###

Precision Castparts Corp.’s press releases are available on the Internet at the PrimeNewswire’s website – http://www.PrimeNewswire.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS1,2,3

(In millions, except per share data)

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006
Net sales	$1,696.6	$1,382.6	$5,078.7	$3,810.2
Cost of goods sold	1,232.3	1,049.5	3,704.9	2,897.0
Selling and administrative expenses	90.8	86.9	279.4	247.5
Interest expense, net	10.1	12.3	36.3	40.6

Income before income taxes and minority interest	363.4	233.9	1,058.1	625.1
Provision for income taxes	120.9	75.6	356.2	210.0
Minority interest in net earnings of consolidated entities	(0.3)	(0.4)	(0.9)	(1.2)

Net income from continuing operations	242.2	157.9	701.0	413.9
Income from discontinued operations	4.3	0.8	7.3	14.7

Net income	$246.5	$158.7	$708.3	$428.6

Net income per share from continuing operations - basic	$1.75	$1.16	$5.08	$3.05
Net income per share from discontinued operations - basic	0.03	0.01	0.06	0.11

	$1.78	$1.17	$5.14	$3.16

Net income per share from continuing operations - diluted	$1.73	$1.14	$5.00	$3.01
Net income per share from discontinued operations - diluted	0.03	0.01	0.06	0.10

	$1.76	$1.15	$5.06	$3.11

Average common shares outstanding:
Basic	138.3	136.1	137.9	135.6
Diluted	140.4	138.1	140.1	137.6

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006
Sales by Segment
Investment Cast Products	$540.9	$436.2	$1,581.4	$1,286.2
Forged Products	771.8	636.6	2,358.5	1,611.6
Fastener Products	383.9	309.8	1,138.8	912.4

Total	$1,696.6	$1,382.6	$5,078.7	$3,810.2

Operating Income (Loss) by Segment [4]
Investment Cast Products	$131.6	$96.2	$376.8	$281.4
Forged Products	169.2	110.4	514.7	259.9
Fastener Products	98.2	65.7	277.2	186.7
Corporate expense	(25.5)	(26.1)	(74.3)	(62.3)

Consolidated segment operating income	373.5	246.2	1,094.4	665.7
Interest expense, net	10.1	12.3	36.3	40.6

Income before income taxes and minority interest	$363.4	$233.9	$1,058.1	$625.1

[1]	Reported results for the periods ended December 31, 2006 have been restated for discontinued operations.

[2]

During the third quarter of fiscal 2008, the Greenville Metals business was reclassified from the Investment Cast Products segment to the Forged Products segment; prior periods have been restated to reflect the change.

[3]

During the fourth quarter of fiscal 2007, the former Industrial Products segment was integrated with the Fastener Products segment; prior periods have been restated to reflect the change in reportable segments.

[4]	Operating income represents earnings before interest and income taxes.